IMPROVING THE PASSENGER EXPERIENCE ONBOARD LUXURY BUSES AND

MOTORCOACHES WITH ELECTRONICALLY DIMMABLE WINDOWS

USING RESEARCH FRONTIERS SPD-SMARTGLASS TECHNOLOGY

This week, Research Frontiers licensee Vision Systems showcasing SPD-SmartGlass

EDW solutions at UMA Motorcoach Expo 2019 in Ft. Lauderdale, Florida.

Woodbury, New York – January 10, 2019 – Research Frontiers SPD-SmartGlass technology is used worldwide to improve the passenger experience onboard cars, aircraft, trains, and marine vessels. This week’s UMA Expo (United Motorcoach Association) in Ft. Lauderdale is the stage for the development of SPD-SmartGlass in another transportation segment – the motorcoach / luxury bus sector. SPD-SmartGlass instantly controls and manages both beneficial and undesirable outside elements entering motorcoaches through passenger windows, skylights and windshields – providing an unprecedented level of comfort and enjoyment for passengers.

Research Frontiers licensee Vision Systems noted in their UMA press release: “Vision Systems will exhibit an electronically dimmable solution to present the different possible applications in the coach market. Directly integrated into the glazing, these systems allow the passengers to instantly change the opacity of their window from clear to dark in order to regulate daylight, glare and heat entering in, while preserving the view or offering privacy. They enhance visual, thermal and acoustic comfort, for a greater wellness atmosphere.”

Vision Systems’ electronically dimmable windows and windshields, using Research Frontiers

SPD-SmartGlass technology, improving the passenger experience onboard motorcoaches.

SPD-SmartGlass electronically dimmable windows (EDWs) dramatically improve the passenger experience, by instantly and precisely managing the optimal amount of healthy daylight for passenger comfort and well-being, and rejecting uncomfortable amount of heat and noise. Also, a critical feature of the motorcoach passenger experience is experiencing the magnificent views. With windows using traditional shades, passenger views are blocked at all times that sunlight, glare or heat need to be controlled. SPD-SmartGlass is the only solution that enables passengers to “tune” the window’s tint to a level that allows them to continue enjoying views yet remain comfortable, even in direct sun conditions.

Most motorcoach windows use heavily tinted windows to manage excessive light, glare or heat. While this reduces somewhat the time the shade has to be down, it remains ineffective for many conditions. Also, it limits passengers’ experience of views during dusk, nighttime and dawn hours. This is due to the fact that when outside light levels are low, a heavily tinted window blocks or degrades elements of the scene outside. During these hours, the high optical clarity of SPD-SmartGlass in the “clear” state eliminates this problem.

Features of Vision Systems’ SPD-SmartGlass EDWs for motorcoaches include:

●	Different zones of an EDW can be independently controlled.

●	All EDWs can be controlled centrally with a master control, or automatically with light sensors.

●	The level of noise in the motorcoach is reduced.

●	The EDWs automatically turn to the darkest state when the motorcoach engine is off, keeping the interior cooler and offering lower air-conditioning consumption and greater energy savings.

●	An ergonomic SPD-Smart dimmable motorcoach sun visor increases safety.

●	The electronics are integrated into the EDW, which facilitates OEM and aftermarket installations.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

For further information, please contact:

Joseph Harary – President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com